Attachment to Item 77C: Submission of Matters to a vote of security holders

Wilmington Funds - Multi-Manager Funds
Notice to Shareholders of the Results of a Special Shareholder Meeting


A special meeting of shareholders of the Wilmington Multi-Manager Real Asset Fund (the "Fund") of WT Mutual Fund (the "Trust") was held on May 16, 2006 for the following purposes:

(1)	To approve a change in the name and investment objective of the Fund;

(2)	To approve a new investment sub-advisory agreement among
the Trust, on behalf of the Fund, Rodney Square Management Corporation ("RSMC"), and Standish Mellon Asset Management LLC ("Standish Mellon");

All shareholders of record at the close of business on March 24, 2006 were entitled to attend or submit proxies.
As of the record date, the Fund had 5,190,485 shares outstanding. At the meeting shareholders approved a change in the name to the Wilmington Multi-Manager Real Asset Fund and the investment objective of the Fund along with a new investment sub-advisory agreement. The results of the voting for the proposals were as follows:

1. To approve a change in the name and the investment objective of the Fund.

Votes For        Votes Against           Votes Abstained
4,495,493            5,825                 1,305

2. To approve a new investment sub-advisory agreement among the Trust, on behalf of the Fund, RSMC, and Standish
Mellon.

Votes For        Votes Against           Votes Abstained
4,498,903           2,796                     924



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Wilmington Funds - Multi-Manager Funds
Notice to Shareholders of the Results of a Special
Shareholder Meeting

A special meeting of shareholders of the Wilmington Multi-
Manager International Fund (the "Fund") of
WT Mutual Fund (the "Trust") was held on January 20, 2006 for the following purposes:

(1)	To approve a new investment sub-advisory agreement among
the Trust, on behalf of the Fund, Rodney Square Management Corporation ("RSMC"), and The Boston Company Asset Management, LLC ("BCAM");

(2)	To approve a new investment sub-advisory agreement among
the Trust, on behalf of the Fund, RSMC, and Acadian Asset
Management, Inc. ("Acadian").

All shareholders of record at the close of business on December 9, 2005 were entitled to attend or submit proxies.
As of the record date, the Fund had 61,965,979 shares outstanding. At the meeting, shareholders approved the new investment sub-advisory agreements and the results of the voting for the proposals were as follows:

1. To approve a new investment sub-advisory agreement among the Trust, on behalf of the Fund, RSMC, and BCAM.

Votes For            Votes Against         Votes Abstained
54,493,067.371         125,616.00            157,159.00

2. To approve a new investment sub-advisory agreement among the Trust, on behalf of the Fund, RSMC, and Acadian.

Votes For            Votes Against          Votes Abstained
54,493,067.371         125,616.00              157,159.00